Exhibit 99.1
Company Contact:
Allen Dodge
Health Grades, Inc.
303-716-0041
adodge@healthgrades.com
For Immediate Release
Health Grades, Inc. Announces 2007 Second Quarter Results
- Company Pursues Strategic Deployment of Advertising Platform -
- $4.5 Million Hewitt Arbitration Award Received in June 2007 -
Golden, Colo. (August 1, 2007) — Health Grades, Inc. (NASDAQ: HGRD), the leading independent healthcare quality ratings company, today reported financial results for the three months ended June 30, 2007.
“We help consumers make better informed healthcare decisions and our second quarter performance demonstrates the strength of our consumer business and our core hospital marketing and quality improvement products,” said Kerry Hicks, CEO of HealthGrades. “Additionally, we are excited about our investment in the products and services we are developing to drive our long-term revenue growth.”
Total revenue for the three months ended June 30, 2007 was approximately $11.4 million compared to $6.7 million for the three months ended June 30, 2006. Total revenue for the three months ended June 30, 2007 includes approximately $3.4 million from an arbitration award paid to HealthGrades by Hewitt Associates (Hewitt). During the quarter, the Company prevailed in its claim against Hewitt arising out of Hewitt’s termination of an agreement between the Company and Hewitt that was entered into in July 2005. The $3.4 million portion of the award was based upon the three-year minimum annual revenue guarantee to

HealthGrades under the Hewitt Agreement. The total award of $4.5 million, consisting of the $3.4 million arbitration award, $0.9 million for reimbursement of legal fees and $0.2 million in interest, was paid to HealthGrades in June 2007.
Ratings and advisory revenue for the three months ended June 30, 2007 increased 21% to approximately $8.0 million as a result of growth from the Provider Services and Internet Business Group products. For the three months ended June 30, 2007 compared to the same period of 2006, Provider Services sales increased $1.4 million and Internet Business Group sales increased approximately $0.3 million. Sales from Strategic Health Solutions products declined approximately $0.3 million over this same period.
Operating income for the second quarter of 2007 increased to approximately $5.7 million from $1.5 million in the second quarter of 2006. Operating income includes the Hewitt award of $3.4 million, which is included in other revenue and the recovery of $0.9 million in legal fees from this arbitration, which is included as a reduction in general and administrative expenses.
Net income for the second quarter of 2007 was approximately $3.8 million or $0.11 per diluted share, compared to approximately $979,000 or $0.03 per diluted share, for the same period of 2006. Net income for the three months ended June 30, 2007 reflects a tax expense of approximately $2.4 million, while net income for the three months ended June 30, 2006 included a tax expense of approximately $0.7 million. For the second quarter ended June 30, 2007, the Company’s effective income tax rate was approximately 38% compared to 42% for the second quarter of 2006.
Provider Services. For the three months ended June 30, 2007, Provider Services revenue, which principally includes sales of hospital marketing products and quality assessment and improvement products, was approximately $6.2 million, an increase of $1.4 million, or 28% over the same period of 2006. These increases principally reflect sales of the Company’s marketing products to new hospital clients, increased sales to existing clients and client retention. For the six months ended June 30, 2007 and 2006, the Company retained, or signed new, contracts representing approximately 72% of the annual contract value of hospitals whose contracts had first or second year anniversary dates.
Internet Business Group. For the three months ended June 30, 2007, Internet Business Group revenue, which includes revenue from the Company’s Internet Patient AcquisitionTM program, the sale of HealthGrades’ quality reports to consumers and website advertising and sponsorship revenue, was approximately $1.5 million, an increase of $0.3 million, or 24% over the same period of 2006. This increase was due to an increase in revenue from the Internet Patient Acquisition program, launched in 2006, related primarily to the Tenet Healthcare agreement signed in the second quarter of 2006. The Company began testing advertising on the HealthGrades website during the latter part of the second quarter of 2007. Revenue from advertising was not material to Internet Business Group revenue.
Strategic Health Solutions. For the three months ended June 30, 2007, Strategic Health Solutions revenue, which includes sales of HealthGrades’ quality information to employers, benefit consultants, health plans and others and sales of the Company’s data, was approximately $0.4 million, a decrease of $0.3 million, or 44% over the same period of 2006. As previously disclosed, HealthGrades generated approximately $0.8 million in revenue in calendar year 2006, of which approximately $0.2 million was in the second quarter of 2006, from Hewitt Associates related to a separate agreement that was not the subject of the arbitration that, as anticipated, was not renewed for 2007. As the Company discussed previously, the sales cycle for the suite of products in Strategic Health Solutions business is very lengthy. The Company continues to work toward quicker adoption of its products and to retain existing agreements.
Operating Expenses
Operating expenses increased approximately $0.4 million to approximately $4.5 million for the three months ended June 30, 2007 from approximately $4.1 million during the three months ended June 30, 2006. Sales and marketing expenses increased approximately $0.4 million, product development expenses increased approximately $0.5 million, and general and administrative expenses decreased approximately $0.5 million.
Sales and marketing expenses increased principally due to increased consulting, salaries and wages, and recruiting fees to support sales and marketing efforts, including the hiring of a new Senior Vice President — Internet Advertising, Allen Silkin and three new sales people for our Internet Patient Acquisition product.
Product development expenses increased due to additional personnel hired to support product development efforts, including both the improvement of existing products as well as the development of new product offerings. In addition, the Company continues to invest in the improvement of physician data. The physician data we maintain relates to over 700,000 physicians. This data does not identify physicians by a unique physician identifier (such as a social security number for an individual). Therefore, in order to properly match the various data points that we maintain to the appropriate physician, we must conduct a robust matching process. We continue to acquire new physician data and refine our matching process to improve both the impact and the accuracy of our data.
General and administrative expenses were approximately $0.9 million, a net decrease of $0.5 million from approximately $1.4 million in the second quarter of 2006, principally as a result of approximately $0.9 million in legal fees awarded to HealthGrades by the panel of arbitrators in the Hewitt case that we recorded as a reduction to our expenses. The decrease in general and administrative expenses during the three months ended June 30, 2007 was partially offset by an increase of $0.4 million during the three months ended June 30, 2007 over the same period of 2006, resulting primarily from legal fees the Company incurred with respect to the indemnification expenses for the Company’s Chief Executive Officer, in addition to increased salaries and wages for general IT support and consulting fees associated with Sarbanes-Oxley Section 404 compliance efforts.
Interest Income
Interest income increased by approximately $0.3 million from approximately $0.2 million for the three months ended June 30, 2006 to $0.5 million for the three months ended June 30, 2007. Included in interest income is approximately $0.2 million in interest that was recovered as part of the Hewitt arbitration award. In addition, the Company had higher cash balances during the second quarter of 2007 compared to the same period in 2006, as well as increased investment yields resulting from higher market interest rates earned on invested cash.
Income Taxes
Income taxes increased approximately $1.7 million to approximately $2.4 million for the three months ended June 30, 2007 from approximately $0.7 million reported during the three months ended June 30, 2006. Income taxes increased due to increased operating income principally resulting from the $4.5 million Hewitt arbitration award received during the three months ended June 30, 2007. For the three months ended June 30, 2007, the effective income tax rate was approximately 38% compared to 42% for three months ended June 30, 2006. The effective tax rate decreased primarily because the Company’s non-deductible compensation expense related to incentive stock options declined relative to total taxable income in the 2007 compared to the 2006 period.
Cash Position; Stock Repurchases
HealthGrades completed the three months ended June 30, 2007 with approximately $28.3 million in cash and cash equivalents, a 77% increase over the balance at December 31, 2006. Since June 22, 2006, the Company has repurchased 810,640 shares of its common stock for an aggregate purchase price of approximately $3.5 million.
NASDAQ Global Select Market Listing
HealthGrades announced previously that NASDAQ approved the Company’s application to transfer its exchange listing from the NASDAQ Capital Market to the NASDAQ Global Select Market. Effective in May 2007, the Company’s shares of common stock began trading on the Global Select Market under the Company’s trading symbol “HGRD.”
Outlook
Kerry Hicks, Chairman and Chief Executive Officer of Health Grades, Inc. stated, “We are pleased to have put the Hewitt arbitration behind us. For the first half of the year we spent a significant amount of time on this matter at the executive level and the result of the arbitration validated for us not only the effort we spent on this matter on behalf of our shareholders, but the integrity of our services.”
“As we previously discussed, we have been investing in several growth initiatives. Toward that end we have hired a dedicated sales staff to market our Internet Patient Acquisition program, which we believe will help us increase adoption of this product and have increased our efforts in the deployment of an advertising/sponsorship platform. Given the unique value proposition to advertisers on our web site, we believe there is substantial opportunity in the advertising/sponsorship area. As a result, we are making a conscious decision to trade off some short-term revenue from our sales of consumer reports to realize the potential benefit to HealthGrades’ stakeholders in the long-term. The addition of Allen Silkin to our executive team signals our commitment to strategically progress in this area. Finally, we have created a HealthGrades Innovation Program or, “HIP” to formalize a process of cultivating and executing on the creative revenue ideas generated throughout the Company.”
Mr. Hicks continued, “Given the result from the Hewitt award, we are revising our revenue and operating margin guidance for 2007. We are now targeting a minimum revenue growth of 35%, up from 30%, for the year, with an operating margin target of 25%, up from approximately 20%. The Hewitt arbitration award is a significant amount of revenue that will not be recurring in 2008. However, it does represent the guaranteed minimum annual revenues we expected to receive from this arrangement. This result and our strong cash position allow us to further our investment in the areas we see substantial growth potential. Opportunities for investment include the advertising/sponsorship and Internet Patient Acquisition areas, and adding more technical staff dedicated to our ongoing projects with Google and our provider databases (in terms of the comprehensiveness, accuracy and completeness of the databases). We are excited about our potential to generate revenue future from some of these new investments.”
As previously announced, HealthGrades will hold a conference call, which will also be broadcast live over the Internet, to discuss second quarter 2007 financial results today, at 11:00 a.m. Eastern Time/9:00 a.m. Mountain Time. The broadcast will be hosted on the Investor Relations section of the Company’s website located at www.healthgrades.com. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. If you would like to participate, please call (888) 679-8035 at least ten minutes prior to the start time of 11:00 am ET/9:00 am MT on August 1, 2007 and reference the following — Confirmation number: 17208419, Host Name: Allen Dodge, Company: HealthGrades. The telephone replay will be available one hour after the conclusion of the teleconference at (888) 286-8010 passcode 71738281 until August 31, 2007.
About Health Grades, Inc.
HealthGrades (NASDAQ: HGRD) is the leading independent healthcare ratings company, providing ratings and profiles of hospitals, nursing homes and physicians to consumers, corporations, health plans and hospitals. Millions of consumers and many of the nation’s largest employers, health plans and hospitals rely on HealthGrades’ independent ratings and decision-support resources to make healthcare decisions based on the quality and cost of care. More information on the Company can be found at http://www.healthgrades.com.
This press release contains forward-looking statements, including without limitation statements relating to the Company’s expectations surrounding increased adoption of the Company’s Internet Patient Acquisition product, opportunities in the advertising/sponsorship area and revised revenue and operating margin guidance. Actual results may differ materially from those described in such forward-looking statements due to several factors, including without limitation slower than anticipated sales by the Company’s new dedicated Internet Patient Acquisition sales team, significant variance in expected sales across the Company’s product areas, slower than expected adoption of some of the Company’s newer product areas such as advertising/sponsorship sales or co-branded credit card revenues and other factors described in the Company’s filings with the Securities and Exchange Commission, especially the section entitled “Risk Factors” in its 2006 Annual Report on Form 10-K. The Company does not undertake to update its forward-looking statements.

HEALTH GRADES, INC.
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Revenue:
Ratings and advisory revenue	$8,033,201	$6,662,090	$15,914,060	$12,764,347
Other	3,410,651	5,000	3,413,101	5,120

Total revenue	11,443,852	6,667,090	19,327,161	12,769,467

Expenses:
Cost of ratings and advisory revenue	1,283,689	1,078,381	2,641,758	2,228,527

Gross margin	10,160,163	5,588,709	16,685,403	10,540,940

Operating expenses:
Sales and marketing	2,209,384	1,788,568	4,242,165	3,583,074
Product development	1,347,447	834,518	2,578,353	1,664,404
General and administrative	942,324	1,449,246	3,322,630	3,167,819

Income from operations	5,661,008	1,516,377	6,542,255	2,125,643

Other:
Gain on sale of assets and other	—	—	—	450
Interest income	479,507	167,735	709,465	305,162
Interest expense	(1,125)	(92)	(1,235)	(205)
Minority interest	78,413	—	132,003	—

Income before income taxes	6,217,803	1,684,020	7,382,488	2,431,050
Income taxes	2,384,017	704,734	2,887,368	1,053,640

Net income	$3,833,786	$979,286	$4,495,120	$1,377,410

Net income per common share (basic)	$0.13	$0.03	$0.16	$0.05

Weighted average number of common shares used in computation (basic)	28,729,766	28,408,361	28,648,630	28,320,387

Net income per common share (diluted)	$0.11	$0.03	$0.13	$0.04

Weighted average number of common shares used in computation (diluted)	33,926,878	33,987,459	33,874,212	34,127,046

HEALTH GRADES, INC.
Condensed Consolidated Balance Sheets

	JUNE 30,	DECEMBER 31,
	2007	2006
	(Unaudited)	(Audited)
ASSETS
Cash and cash equivalents	$28,334,490	$16,024,373
Accounts receivable, net	2,395,076	8,895,709
Prepaid expenses and other	767,351	712,021

Total current assets	31,496,917	25,632,103

Property and equipment, net	1,973,042	1,765,961
Intangible assets, net	451,147	115,001
Goodwill	3,106,181	3,106,181
Deferred income taxes	491,861	400,339

Total assets	$37,519,148	$31,019,585

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$184,788	$340,742
Accrued payroll, incentive compensation and related expenses	1,327,579	1,838,282
Accrued expenses	531,514	311,941
Current portion of capital lease obligations	1,433	1,391
Current portion of deferred rent	63,805	75,074
Deferred revenue	14,719,312	15,897,374
Deferred income taxes	57,189	63,190
Income taxes payable	2,236,874	76,288

Total current liabilities	19,122,494	18,604,282

Long-term portion of capital lease obligations	3,137	3,863
Long-term portion of deferred rent	264,035	268,392

Total liabilities	19,389,666	18,876,537

Commitments and contingencies

Minority interest	443,843	—

Stockholders’ equity:
Preferred stock, $0.001 par value, 2,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.001 par value, 100,000,000 shares authorized, and 50,291,353 and 48,775,357 shares issued as of June 30, 2007 and December 31, 2006	50,291	48,775
Additional paid-in capital	95,885,929	94,604,033
Accumulated deficit	(60,969,984)	(65,465,104)
Treasury stock, 20,392,680 and 20,321,910 shares as of June 30, 2007 and December 31, 2006, respectively	(17,280,597)	(17,044,656)

Total stockholders’ equity	17,685,639	12,143,048

Total liabilities and stockholders’ equity	$37,519,148	$31,019,585